Exhibit 99.2

February 1, 2006

2005 NAMED EXECUTIVE OFFICER BONUS AMOUNTS

Stephen J. Scarborough	Mr. Scarborough received a bonus equal to 2-1/4% of the Company’s 2005 pre-tax income.

Michael C. Cortney	Mr. Cortney received a bonus equal to 1-1/2% of the Company’s 2005 pre-tax income.

Douglas C. Krah	In addition to the bonus based upon the Company’s Northern California Region’s 2005 pre-tax income (subject to a threshold and a cap), Mr. Krah received a discretionary bonus of $592,372, of which half is payable in cash and half is payable in restricted Company common stock vesting in equal installments on each of the first three anniversaries of the grant date.

Scott D. Stowell	In addition to the bonus based upon the Company’s Southern California Region’s 2005 pre-tax income (subject to a threshold and a cap), Mr. Stowell received a discretionary bonus of $15,971 paid in cash.

Kathleen R. Wade	In addition to the bonus based upon the Company’s Southwest (excluding the Austin division) Region’s 2005 pre-tax income (subject to a threshold and a cap), Mrs. Wade received a discretionary bonus of $409,754, of which $9,754 is payable in cash and $400,000 in restricted Company common stock vesting in equal installments on each of the first three anniversaries of the grant date.